UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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OncoSec Medical Incorporated
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OncoSec Sets the Record Straight on Alpha Holdings’ False and Misleading Statements

Strategic Investment and Partnership with CGP and Sirtex Provides an Immediate and Crucial $30 Million Cash Infusion at a Premium and Eliminates the Need to Raise Capital for the Foreseeable Future

Alpha is Attempting to Interfere with Shareholder Democracy by Suing to Prevent a Shareholder Vote on the Transaction

Alpha Offers No Viable Alternatives for OncoSec Other Than Potentially Pursuing a Highly Dilutive Financing Which Would NOT Provide Sufficient Capital

Vote “FOR” the CGP/Sirtex Transaction on the WHITE Proxy Card Today

SAN DIEGO and PENNINGTON, N.J., December 2, 2019 — OncoSec Medical Incorporated (NASDAQ: ONCS), (the “Company” or “OncoSec”) a company developing late-stage intratumoral cancer immunotherapies, today issued the following letter to shareholders. The full text of the letter and additional information can be found at www.advancingoncosec.com.

December 2, 2019

Dear Fellow OncoSec Shareholders,

OncoSec Medical Incorporated (“OncoSec”, the “Company”, “we” or “our”) has scheduled a Special Meeting of Shareholders on January 17, 20201 to vote on our proposed strategic transaction (the “Transaction”) with Grand Decade Developments Limited, a wholly owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited (“CGP”) and its U.S. affiliate, Sirtex Medical US Holdings, Inc. (“Sirtex”). This Transaction would bring an immediate $30 million cash infusion to the Company at an approximate 25% premium over the average share price during 20 days prior to entering into the Transaction on October 10, 2019.

While we believe this Transaction clearly provides the best outcome for all shareholders, Alpha Holdings, Inc. (“Alpha”) has been making false and misleading statements to try to get you to vote against the Transaction – which we believe would put your investment and the Company at risk.

Below, we set the record straight by comparing the statements presented as “facts” by Alpha to reality.

No matter how many shares you own, your vote on the WHITE card matters. This is why we ask you to keep in mind the following when considering how to vote on the Transaction:

X	Alpha’s Claim: “…(OncoSec) needs to raise only the capital necessary to carry it through the third quarter of next year.” – Hee Do Koo, CEO of Alpha (Alpha Press Release, November 15, 2019)

✓	Reality: Mr. Koo’s math simply does not add up. Following Alpha’s advice could risk the Company’s entire future and would be akin to gambling with the money of our shareholders.

1 The date of the Special Meeting may be delayed based on an evidentiary hearing to be held in connection with litigation commenced by Alpha as described in their press release dated November 27, 2019.

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●	As of July 31, 2019, our cash position was approximately $25 million. Our current burn rate is approximately $2.5 million per month. In order to make it through the third quarter of next year, as Mr. Koo suggests, we would need to raise an additional $10 million today.

●	Due to limitations under the federal securities laws and current market conditions, even if we sold nearly every share available to us today (approximately 12 million) we would only be able to raise approximately $8 million at most, not considering discount pricing and significant warrant coverage, both of which would likely be included in such a deal – compared to the $30 million we would receive from the Transaction by selling the same number of shares.

●	In other words, seeking the type of deal recommended by Mr. Koo would only give us approximately three additional months of capital compared to the 12 months of capital we stand to receive from the Transaction.

●	Lastly, and importantly, there are no assurances that we could even raise money in that kind of public offering. The last time we raised capital in May 2019, we had to offer a significant discount to the market price and 75% warrant coverage in order to close an $11 million financing.

Bottom Line: Even if we sold every share available to us today, including warrants and discounts that would be inevitable, we wouldn’t have enough capital to get us through the end of the third quarter of 2020, as Alpha falsely suggests. It’s either sell 12 million shares to get $30 million or sell 12 million shares to get $8 million. The math is simple.

X	Alpha’s Claim: The deal “[a]llows CGP and Sirtex to appoint 3 of 9 directors plus up to 2 additional directors if any OncoSec’s current directors cease to serve.” (Alpha Press Release, October 30, 2019)

✓	Reality: Following the close of the Transaction, CGP and Sirtex will have the right to nominate a combined total of three directors to OncoSec board of directors (the “Board”), which will then be set at nine directors – this is not a majority of the Board.

●	CGP and Sirtex – like ALL members of the Board – would have the option to nominate up to two replacement independent directors should one or more vacancies open up on the Board.

○	It is important to note that any nominations by CGP or Sirtex would need to be reasonably satisfactory to a majority of the independent members of the Board

Bottom Line: Alpha’s misleading statements provide you with false information that could misguide you into making a decision that is harmful to your investment in OncoSec. The terms of the Transaction do not give CGP and Sirtex control of OncoSec’s Board.

X	Alpha’s Claim: “We are particularly concerned about China Grand’s purported ‘option to offer’ to acquire OncoSec’s remaining outstanding shares (47% of the Company) at the greater of $4.50 per share or 110% of the closing price within 12 months of the closing. It is unclear what rights this ‘option’ gives China Grand and in any case, we believe it is unfavorable to the Company.” – Hee Do Koo, CEO of Alpha (Alpha Press Release, November 15, 2019)

✓	Reality: The intent of this provision is to establish a favorable floor, not a ceiling for a potential future purchase price. Moreover, any exercise of this option is subject to the Board’s approval.

●	We intended for the purchase option to send a message to potential investors or acquirers that based on the facts as they exist today and the Board’s current views, any offer less than a multiple of our current stock price will not likely be acceptable.

●	To be clear, this provision does not provide a right to acquire the outstanding Shares of OncoSec for $4.50 or higher, but rather the ability to offer to do so – an offer the Board remains free to reject.

Bottom Line: The Transaction is not a sale of the Company to CGP. In fact, we believe that by strengthening our balance sheet and providing financial stability, the deal actually makes OncoSec a more attractive acquisition partner in the future.

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X	Alpha’s Claim: “OncoSec board members breached their fiduciary duties by agreeing to the China Grand Takeover Proposal and by making incomplete and misleading disclosures....” (Alpha Press Release, November 20, 2019)

✓	Reality: Alpha has filed a lawsuit which is intended to stop the shareholder vote – they are trying to take the decision out of your hands.

●	By suing to stop the shareholder meeting so you can’t cast your vote, Alpha is seeking to disenfranchise our shareholders and trampling shareholder democracy.

●	Alpha has failed to even disclose to investors that its entire effort to solicit proxies against OncoSec may be in direct violation of the standstill agreement between the two companies that was put into place when Alpha made its investment in OncoSec last year. Pending resolution of Alpha’s lawsuits, Alpha is asking you for votes that may ultimately be considered legally void.

●	We are fulfilling our fiduciary duties by proposing this deal – which we are convinced is in the best interest of the Company – and allowing you, the shareholders, to decide whether to take it.

Bottom Line: Alpha is making outrageous accusations while suing to keep the voices of shareholders from being heard.

X	Alpha’s Claim: “…OncoSec’s Board of Directors did not canvass the market or otherwise engage in a process designed to maximize value for OncoSec’s stockholders.” (Alpha Press Release, November 20, 2019)

✓	Reality: We ran a comprehensive and wide-ranging process with leading industry advisors to look at all options for maximizing value – including a sale of the whole Company.

●	Over the last 18 months, OncoSec has worked with four industry-leading financial and business development advisory firms (Destum Partners, PierCap Partners, Sage Group and Torreya Partners) to explore potential licensing opportunities, financings and strategic transactions.

●	We entered into confidentiality agreements with 22 parties and had potential transaction partners conduct due diligence and review potential transaction terms. Unfortunately, none of these discussions resulted in a viable transaction.

Bottom Line: Contrary to the false and misleading characterizations by Alpha, the Company ran a comprehensive process evaluating all strategic alternatives available to OncoSec.

X	Alpha’s Claim: Alpha is merely an investor in the Company according to its U.S. securities filings, yet it is telling its Korean shareholders that it is “aiming to develop innovative new drugs as targeted anti-cancer drugs … through investment in R&D in partnership with promising biocompanies in overseas markets.”[2]

✓	Reality: To you, Alpha tries to portray itself as merely an investor in OncoSec. In Korea, Alpha falsely portrays itself as an emerging drug developing company by exaggerating and misrepresenting a relationship with OncoSec that simply does not exist.

●	We believe that Alpha has made numerous misrepresentations regarding its relationship with OncoSec in the Korean market via press releases and on its website.

●	Since September 2018, Alpha has issued 52 press releases to its shareholders, 38 were about OncoSec, including a release on July 1, 2019, stating: “Alpha Holdings signed an agreement with OncoSec on a joint development agreement with the Dana-Farber Cancer Institute.”

2 Alpha Holdings website, last accessed on 11/29/19. http://www.alphachips.com/eng//main/index.php

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●	OncoSec is not a subsidiary of Alpha (despite Alpha claiming that in its press releases); Alpha does not own any of our assets or data, and Alpha was not a co-signer[3] with us on our Dana Farber deal (which was in fact offered to Alpha, but Alpha actually turned it down).

●	We find these misrepresentations troubling, and should call into question Alpha’s true intentions in wanting to block the Transaction: Does Alpha truly care about what is best for all OncoSec shareholders, or is it more concerned with the negative optics via-a-vis its own stakeholders if OncoSec enters into a transaction with CGP and Sirtex after overstating its relationship with OncoSec?

Bottom Line: Alpha is not merely an investor in OncoSec – they sit on our board and have their own agenda. Both our investors and Alpha’s investors should be asking themselves the same question – can investors really rely upon any statements made by Alpha?

INDEPENDENT THIRD-PARTIES RECOGNIZE THE VALUE OF THIS TRANSACTION

●	“Overall from our perspective this was a strategic and ‘smart’ move by management” – Maxim Group, A Strategic Move by Management; Brings Cash, Optionality and a Great Partner on Board, 10.10.19

●

“(W)e estimate the CGP investment would increase OncoSec’s pro forma cash to ~$63 million with 22.6 million ONCS shares outstanding.” – Piper Jaffray, $30 Million Investment by CGP; KEYNOTE-890 Data at SABCS, 10.10.19

●	“CGP acquires shares at a premium (which is also validating of the OncoSec platform), supplies sufficient capital to realize full potential of upcoming catalysts and mitigates the need for a more dilutive equity financing given current market conditions and valuations.” – Maxim Group, 10.10.19

●	On October 7, 2019, Torreya presented a Fairness Opinion on the Transaction to the Board, based on extensive review of the value of the Transaction, the financial status of OncoSec and over a dozen comparable publicly traded biopharmaceutical companies. Ultimately, Torreya concluded that the Transaction delivered fair value and made sense for OncoSec.

ALPHA HAS PRESENTED NO ALTERNATIVE PLAN AND HAS EMPLOYED HIGHLY AGGRESSIVE TACTICS AGAINST THE COMPANY

●	We have made repeated attempts at constructive dialogue with Alpha to better understand its rationale for launching this costly and unnecessary objection to the Transaction and filing multiple lawsuits against the Company, but unfortunately Alpha has so far been unwilling to meaningfully engage.

●	Alpha has disclosed no alternative strategy or plan for value creation, even though the Company has informed Alpha of the Company’s near-term capital requirements.

3 07/01/2019 Alpha Holdings Press Release. http://www.alphachips.com/ir/ir_010100-view.php?search_kind=&search_text=&board_name=news&gotopage=1&no=172

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●	Further, Alpha has now launched costly and unnecessary litigation against the Company in Nevada, which we will vigorously defend. Unfortunately, this is forcing the Company to spend millions of dollars on these multiple actions, diverting those funds away from our clinical trials and other critical aspects of our business.

●	Based on Alpha’s conduct and unclear motives, we can only assume that Alpha has a goal in mind that is not aligned with creating value for all other OncoSec shareholders – whether that is seeking to gain control of OncoSec or our assets without paying a premium or some other self-serving objective.

●	In fact, Alpha has made it clear that it wants other OncoSec shareholders to foot the bill for its gambit, without giving them a say. As noted in Alpha’s preliminary proxy: “Alpha intends to seek reimbursement from the Company of all expenses it incurs in connection with this solicitation. Alpha does not intend to submit the question of such reimbursement to a vote of security holders of the Company.”[4]

More information about the transaction is available at www.advancingoncosec.com.

Sincerely,

Daniel O’Connor
President, Director & CEO
OncoSec Medical Incorporated

If you have any questions on how to vote, please contact the Company’s proxy solicitor at the contact listed below:

509 Madison Avenue, Suite 1608

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: ONCS@morrowsodali.com

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4 10/18/19 Alpha Holdings Preliminary Proxy Statement. https://www.sec.gov/Archives/edgar/data/1444307/000121390019020613/prec14a1019_alphaholdings.htm

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About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $1.8 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organisations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialisation in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVO as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVO have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVO, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Important Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company, Grand Decade Developments Limited, a direct, wholly-owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited, and Sirtex Medical US Holdings, Inc. The Company has scheduled a special meeting of stockholders (the “Special Meeting”) in connection with the proposed transaction. The Company has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Special Meeting. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and accompanying WHITE proxy card, any amendments or supplements to the proxy statement and other documents that the Company files with the SEC from the SEC’s website at www.sec.gov or from the Investor Relations section of the Company’s website (www.oncosec.com) after such materials are electronically filed with, or furnished to, the SEC.

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Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumption. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the SEC. In particular, you should be aware that the strategic transaction with CGP and Sirtex may not close or may close on materially different terms, that Alpha may succeed in obtaining the relief it seeks in the litigation, in whole or in part, even though the Company believes that Alpha’s litigation is entirely without merit and that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact:

Investor Contact:

Morrow Sodali

Chris Rice / Mike Verrechia

800-662-5200

Media Contacts

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com

or

Sloane & Company

Dan Zacchei / Joe Germani, 212-486-9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

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